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Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry (212) 273-5746 SVP—Chief Financial Officer
Contact:	Cara O'Brien/Athan Dounis Press: Stephanie Sampiere (212) 850-5600 FD Morgen-Walke

FOR IMMEDIATE RELEASE

DUANE READE INC. REPORTS SECOND QUARTER AND FIRST HALF
SALES AND EARNINGS RESULTS

~ Company Posts Second Quarter and First Half Diluted EPS of $0.17 and $0.29, Respectively ~

        New York, New York, July 24, 2003—Duane Reade Inc. (NYSE: DRD) today reported sales and earnings for the second quarter ended June 28, 2003.

SECOND QUARTER RESULTS

        As previously announced, net sales increased 9.4% to $355.1 million, with pharmacy sales increasing 14.7% and comprising 43.7% of net sales. Same-store sales increased 3.1%, reflecting an 8.0% increase in pharmacy same-store sales and a 0.4% decline in front-end same-store sales. Sales were adversely impacted by inclement weather and a soft economy. The pharmacy same-store sales increase was lower by approximately 4.0% resulting from higher rates of generic substitution, conversion of prescription Claritin to an over-the-counter item and declines in consumer demand for hormonal replacement medications.

        In line with recently announced expectations, net income for the quarter was $4.1 million or $0.17 per diluted share, compared to $2.3 million or $0.09 per diluted share in the previous year. As anticipated, the quarter's earnings reflect an increase in the tax provision to account for the year-to-date impact of recently enacted New York State tax legislation. The impact of the higher tax provision amounted to $0.8 million or $0.03 per diluted share. The previous year's quarter included pre-tax debt extinguishment costs of $13.1 million, or $0.31 per diluted share, as well as pre-tax income of $9.4 million, or $0.22 per diluted share, associated with a partial payment of the Company's September 11 World Trade Center business interruption insurance claim.

        Commenting on the Company's results, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "Second quarter results reflect the continuing burdens of a sluggish economy, high regional unemployment, and poor weather. Nevertheless, we remain well positioned in our marketplace and anticipate that our more prudent expansion program along with a number of cost-cutting initiatives should begin to reap material benefits early in 2004. While we continue to remain hopeful of an economic recovery, current indicators require us to be cautious with our spending levels and expectations."

        Gross profit margin for the second quarter increased to 21.7% of sales compared to 21.1% in the same period last year. The improvement was primarily attributable to a comparison against an unusually high promotional period in the prior year, partially offset by an increased proportion of lower margin pharmacy sales, lower volume related vendor discounts and allowances and higher New York City real estate taxes in the current year. The LIFO charge amounted to $150,000 in the current year compared to $400,000 in last year's second quarter.

        Selling, general and administrative expenses were 16.1% of sales compared to 14.9% of sales in the previous year. The increase is attributable to higher costs of property insurance, expenses for an increased number of immature one hour photo departments, and litigation related expenses primarily associated with the World Trade Center business interruption insurance claim.

        Interest expense for the quarter declined to $3.5 million from $5.0 million in the same period last year, primarily due to the convertible note offering completed in April of last year, the proceeds of which were used to retire higher cost debt.

        The provision for income taxes reflects an effective rate of 44% for the quarter, as well as a retroactive adjustment at the same rate for the first quarter, attributable to recently enacted New York State legislation. As previously disclosed, there may be a need to record an additional tax provision reserve for New York State taxes in a future quarter related to periods prior to 2003. This amount cannot be determined at this time but is not expected to exceed $5.0 million or to have any significant short-term cash flow impact as a result of carry-forward tax credits.

        The Company opened four new stores during the quarter compared to ten new store openings in the same period last year. As of June 28, 2003 the Company operated a total of 236 stores.

FIRST HALF RESULTS

        Net sales for the 26 weeks ended June 28, 2003 increased 9.2% to $688.8 million compared with $630.6 million the previous year. Pharmacy sales increased 13.9% to $299.1 million and represented 43.4% of net sales. Front-end sales increased 5.9% to $389.7 million, compared to $368.0 million in the previous year. During the first half of 2003, same-store sales increased 2.4%, with a same-store increase of 7.2% in pharmacy sales and a same-store decline of 1.2% in front-end sales.

        Net income for the first half of fiscal 2003 amounted to $7.2 million, or $0.29 per diluted share, compared to $7.6 million, or $0.31 per diluted share, before the cumulative effect of an accounting change last year. The prior year results included pre-tax debt extinguishment costs of $13.1 million, or $0.32 per diluted share, as well as pre-tax income of $9.4 million, or $0.23 per diluted share, associated with a partial payment of the Company's September 11 World Trade Center business interruption insurance claim. Including the cumulative effect of the accounting change, last year's net loss was $1.7 million, or $0.07 per diluted share.

        Gross profit margin was 21.4% of sales, compared to 21.9% in the same period last year. The decline was primarily attributable to the increased proportion of lower margin pharmacy sales, increased first quarter holiday inventory clearance markdowns and higher store occupancy costs resulting in part from a January 1, 2003 New York City real estate tax increase. The LIFO provision amounted to $300,000 in the current year compared to $800,000 in the same period last year.

        Selling, general and administrative expenses amounted to 16.1% of sales, compared to 15.2% of sales in the previous year. The higher expense ratio is attributable to lower than usual same-store sales growth, higher first quarter promotional and advertising expenses, increased costs associated with the large number of one hour photo departments added since the same period in the previous year and increased insurance costs.

        Cash flow from operating activities for the 26-week period amounted to $14.0 million, or 2.0% of sales, compared to $13.7 million, or 2.2% of sales in the previous year.

        The Company opened a total of 11 stores and closed three locations during the first six months of the year, compared with 20 new stores opened and two stores closed in the prior year period. Pre-opening expenses amounted to $0.6 million, compared to $1.3 million in the same period last year.

CURRENT OUTLOOK

        The weak economy and historically high unemployment throughout our markets have continued to manifest themselves in lower same-store sales growth. The Company currently anticipates third quarter sales of approximately $350 to $355 million, reflecting same-store sales growth between 4.5% and 5.5% and diluted earnings per share between $0.18 and $0.23. With respect to the full year, annual sales are estimated to range between $1.410 and $1.420 billion, with same store sales growth between 3.5% and 4.5% and diluted earnings per share between $0.78 and $0.88. Expectations for annual net income reflect the previously announced impact from the reductions in New York State Medicaid reimbursements, which became effective on July 1, 2003. The third quarter and full year earnings guidance also include debt extinguishment costs of approximately $0.02 per diluted share related to the replacement of the Company's senior credit agreement with a new five year secured financing that was announced today in a separate press release.

        Mr. Cuti concluded, "The pace of economic recovery in the metro New York area, and more specifically in downtown Manhattan, has been slower than anticipated and this, coupled with a very poor spring selling season, is reflected in our expectations for the balance of fiscal 2003. It is important to note that despite what has been a challenging period, we believe the longer term prospects are positive for the Duane Reade chain. The Company has retained and strengthened its leading position in New York City as the primary supplier of pharmacy, healthcare and convenience products and is well positioned to achieve improved performance once economic and market conditions rebound."

        The Company will hold a conference call today, Thursday, July 24, 2003, at 10:00AM Eastern Time to discuss its financial results for the second quarter of 2003 and to provide its outlook for the current year. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com) and the call will be archived on the website until August 7, 2003. Additionally, a replay of the conference call will be available from 12:00PM Eastern Time on July 24, 2003 until 12:00PM Eastern Time on July 28, 2003. The replay can be accessed by dialing (800) 934-7855.

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photo finishing. As of June 28, 2003, the Company operated 236 stores. Duane Reade maintains a website at http://www.duanereade.com.

        Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company' specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

—Tables Follow—

Duane Reade Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Net sales	$355,146	$324,754	$688,768	$630,558
Cost of sales	278,171	256,268	541,604	492,622

Gross profit	76,975	68,486	147,164	137,936

Selling, general & administrative expenses	57,260	48,480	110,834	96,158
Insurance recovery	—	(9,378)	—	(9,378)
Depreciation and amortization	8,154	6,759	15,712	13,503
Store pre-opening expenses	229	827	644	1,343

	65,643	46,688	127,190	101,626

Operating income	11,332	21,798	19,974	36,310
Interest expense, net	3,549	4,990	7,066	10,671
Debt extinguishment (1)	—	13,107	105	13,107

Income before income taxes and cumulative effect of accounting change	7,783	3,701	12,803	12,532
Income taxes	3,725	1,371	5,633	4,940

Income before cumulative effect of accounting change	4,058	2,330	7,170	7,592
Cumulative effect of accounting change, net of income taxes	—	—	—	(9,262)

Net income (loss)	$4,058	$2,330	$7,170	$(1,670)

Net Income (Loss) Per Common Share — Basic (2):
Income before cumulative effect of accounting change	$0.17	$0.10	$0.30	$0.32
Cumulative effect of accounting change, net of income taxes	—	—	—	(0.39)

Net income (loss)	$0.17	$0.10	$0.30	$(0.07)

Weighted average common shares outstanding	24,038	23,875	24,038	23,751

Net Income (Loss) Per Common Share — Diluted (2):
Income before cumulative effect of accounting change	$0.17	$0.09	$0.29	$0.31
Cumulative effect of accounting change, net of income taxes	—	—	—	(0.38)

Net income (loss)	$0.17	$0.09	$0.29	$(0.07)

Weighted average common shares outstanding	24,351	24,634	24,345	24,454

(1)
In accordance with the provisions of FAS 145, gains and losses associated with the extinguishment of debt have been reclassified from "Extraordinary items" to "Debt extinguishment."

(2)
Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

Duane Reade Inc.
Consolidated Balance Sheets
(In thousands)

	June 28, 2003	December 28, 2002
	(Unaudited)
Current Assets
Cash	$1,242	$4,183
Receivables (1)	62,235	62,008
Inventories (2)	232,329	220,338
Current Portion of Deferred Taxes	4,477	5,416
Prepaid Expenses and Other Current Assets (3)	19,933	16,006

Total Current Assets	320,216	307,951
Property and Equipment, net	185,325	169,507
Goodwill, net	161,318	160,403
Deferred Taxes	4,611	6,489
Other Assets (4)	90,249	85,173

Total Assets	$761,719	$729,523

Current Liabilities
Accounts Payable	$59,965	$57,776
Accrued Expenses (5)	27,936	29,645
Current Portion of Senior Debt and Capital Leases	4,158	4,434

Total Current Liabilities	92,059	91,855
Other Liabilities (6)	47,913	42,493
Long Term Debt and Capital Leases (7)	284,710	265,307

Total Liabilities	424,682	399,655

Total Stockholders' Equity	337,037	329,868

Total Liabilities and Stockholders' Equity	$761,719	$729,523

Certain prior year amounts have been reclassified to conform to the current year's presentation.

(1)
Includes third party pharmacy receivables of $34,656 and $33,532 at June 28, 2003 and December 28, 2002, respectively.

(2)
Inventory increase of $11,991 from December 28, 2002 is attributable to the operation of 8 additional stores, combined with the temporary build-up of summertime seasonal merchandise.

(3)
Increase in prepaids and other current assets from December 28, 2002 is primarily due to the reclassification of an executive note receivable from non-current to current ($2,673) and an increase in the prepaid portion of the Company's annual insurance premiums, partially reduced by the receipt of insurance settlements related to certain property loss claims.

(4)
Increase in other assets from December 28, 2002 is primarily due to the payment of premiums for an executive split dollar life insurance policy.

(5)
Decrease in accrued expenses from December 28, 2002 is primarily due to the timing of medical benefit payments as well as settlements of certain accrued general liability claims.

(6)
Increase in other liabilities from December 28, 2002 is primarily due to the deferred rent impact of new stores added during the year.

(7)
Increase in non-current portion of debt from December 28, 2002 reflects borrowings on the Company's revolving credit facility.

Duane Reade Inc.
Operating Data
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	28-Jun-03	29-Jun-02	28-Jun-03	29-Jun-02
EBITDA (1)	$21,618	$32,000	$40,110	$55,695
EBITDA as a percentage of net sales	6.1%	9.9%	5.8%	8.8%
Capital expenditures	$11,545	$12,999	$25,795	$25,259
Same-store sales growth	3.1%	4.3%	2.4%	4.7%
Pharmacy same-store sales growth	8.0%	13.0%	7.2%	14.1%
Front-end same-store sales growth	-0.4%	-1.2%	-1.2%	-1.2%
Pharmacy sales as a % of net sales	43.7%	41.7%	43.4%	41.6%
Third Party sales as a % of pharmacy sales	91.3%	89.8%	91.2%	89.5%
Average weekly prescriptions filled per store (2)	949	940	947	937
Number of stores at end of period			236	218
Retail square footage at end of period			1,658,326	1,540,707
Average store size (sq.ft.) at end of period			7,027	7,067

(1)
As used in this report, EBITDA means earnings before interest, income taxes, depreciation, amortization, extraordinary charges, non-recurring charges and other non-cash items (primarily deferred rents). We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. A reconciliation of EBITDA to both net income and cash flow provided by operating activities is provided on the following page of this release.

(2)
Comparative stores only, does not include new stores.

Duane Reade Inc.
Reconciliation of EBITDA to Net Income and Net Cash Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	For the 13 Weeks Ended		For the 26 Weeks Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
EBITDA	$21,618	$32,000	$40,110	$55,695
Depreciation and amortization	(8,154)	(6,759)	(15,712)	(13,503)
Deferred rent	(2,132)	(3,443)	(4,424)	(5,882)
Debt extinguishment	—	(13,107)	(105)	(13,107)
Interest expense	(3,549)	(4,990)	(7,066)	(10,671)
Income taxes	(3,725)	(1,371)	(5,633)	(4,940)
Cumulative effect of accounting change, net	—	—	—	(9,262)

Net income (loss)	$4,058	$2,330	$7,170	$(1,670)

Net income (loss)	$4,058	$2,330	$7,170	$(1,670)
Adjustments to reconcile net income (loss) to cash
provided by operating activities:
Depreciation and amortization of property	5,360	4,725	10,477	9,255
Amortization of goodwill, intangibles and
deferred financing costs	3,302	2,622	6,250	5,068
Deferred tax provision	908	1,518	2,817	5,227
Cumulative effect of accounting change, net	—	—	—	9,262
Non-cash rent expense and other	2,132	5,556	4,455	7,996
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	(77)	910	(227)	(1,628)
Inventories	831	(4,534)	(10,954)	(1,432)
Accounts payable	(867)	900	2,189	(16,926)
Prepaid and accrued expenses	(3,922)	(355)	(3,229)	2,378
Other assets/liabilities, net	(1,492)	(2,559)	(4,968)	(3,851)

Cash provided by operating activities	$10,233	$11,113	$13,980	$13,679

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  Exhibit 99.1
DUANE READE INC. REPORTS SECOND QUARTER AND FIRST HALF SALES AND EARNINGS RESULTS ~ Company Posts Second Quarter and First Half Diluted EPS of $0.17 and $0.29, Respectively ~
Duane Reade Inc. Consolidated Statements of Operations (In thousands, except per share amounts) (Unaudited)
Duane Reade Inc. Consolidated Balance Sheets (In thousands)
Duane Reade Inc. Operating Data (Dollars in thousands) (Unaudited)
Duane Reade Inc. Reconciliation of EBITDA to Net Income and Net Cash Provided by Operating Activities (Dollars in thousands) (Unaudited)